Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Mary Ellen Keating Senior Vice President Corporate Communications Barnes & Noble, Inc. (212) 633-3323	Investor Contact: Joseph J. Lombardi Chief Financial Officer Barnes & Noble, Inc. (212) 633-3215

BARNES & NOBLE ANNOUNCES SHARE
DISTRIBUTION RATIO FOR GAMESTOP SPIN-OFF

New York, NY (November 3, 2004)—Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today announced that in connection with the previously announced spin-off of GameStop, Barnes & Noble stockholders of record as of the close of business on November 2, 2004 will receive 0.424876232 of a share of GameStop Class B common stock as a tax-free dividend on each outstanding share of Barnes & Noble common stock, amounting to 29,901,662 shares of GameStop Class B common stock in total. This distribution will be effective as of November 12, 2004.

ABOUT BARNES & NOBLE, INC.
Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 840 bookstores in 50 states. For the third year in a row, the company is the nation’s top retail brand for quality, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its e-commerce business through Barnes & Noble.com (www.bn.com), which is ranked fifth in traffic among retailers with their own Web site, according to Media Metrix, and the number-one brand among e-commerce companies, according to the latest EquiTrend survey. In addition to its retail operations, Barnes & Noble is one of the largest book publishers in the world. Its subsidiary, Sterling Publishing, publishes over 1,300 new titles a year and has an active list of over 6,000 titles.

Barnes & Noble, Inc. November 3, 2004	Page 2

General financial information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate Web site: http://www.barnesandnobleinc.com/financials.

SAFE HARBOR
This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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